Exhibit 99.1

BrightView Announces CEO Transition

May 4, 2023 – BrightView (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today announced Andrew Masterman will step down from his role as President and Chief Executive Officer (CEO) and member of the Board of Directors, effective May 31, 2023. Jim Abrahamson, who has served on BrightView’s Board since 2015, will serve as interim President and CEO until a successor is in place. Masterman will serve as an advisor for one month to ensure a smooth transition. The Company’s Board of Directors has initiated a search for a successor in partnership with a leading executive search firm.

“On behalf of the Board and entire BrightView team, I want to thank Andrew for the contributions he has made to the Company,” said Paul Raether, chairman of BrightView’s Board of Directors. “Today, BrightView is the leading commercial landscape design and services company with a recognized brand and high-quality team. Its market-leading position provides a solid foundation for future growth and creates a unique opportunity to enhance service for customers.”

Masterman joined BrightView in 2016 and successfully led the company’s initial public offering in 2018. Under his leadership, BrightView demonstrated growth through a series of strategic acquisitions, modernized its technology and finance infrastructure, professionalized the sales organization, expanded omni-channel marketing capabilities and achieved the best safety record in the company’s history.

“It has been an honor to serve as BrightView’s CEO and I’m proud of what the team has accomplished during my tenure. Together, we’ve built a top-tier organization with an expansive national footprint,” said Masterman. “I look forward to working with Jim to ensure a smooth transition and will continue to watch BrightView’s progress and future success.”

Raether added: “We have full confidence in Jim’s ability to continue to execute on BrightView’s strategy while we search for a new CEO to lead the company into its next phase and unlock value. Jim brings extensive knowledge of BrightView and the industry, as well as over 30 years of management experience in senior leadership and board of director roles with leading, large public and private companies in dynamic environments.”

“I’m honored to step in as interim CEO of BrightView, a company that I know very well and respect deeply,” said Abrahamson. “I look forward to working closely with our talented management team to continue to execute and build on our strategy and to ensure continuous performance improvement for our shareholders while we deliver the best service in the industry to our valued clients.”

Jim Abrahamson Biographical Details

Abrahamson previously served as CEO and as Chairman of Interstate Hotels & Resorts, the leading global hotel management company with a portfolio of approximately 500 hotels and 30,000 employees from June 2011 until its sale to Aimbridge Hospitality in October 2019. Prior to joining Interstate, Abrahamson held senior leadership positions with InterContinental Hotels Group, Hyatt Corporation, Marcus Corporation and Hilton Worldwide. Jim presently serves in public company and private company board roles, which, in addition to BrightView, includes currently serving as Independent Board Chair of VICI Properties, Inc., (NYSE: VICI) a leading REIT comprised of large-scale experiential focused destination resort and gaming facilities since its inception in 2017, as well as several other private company boards. He has also previously served on public company boards including as an independent director of CorePoint Lodging Inc. and as an independent director of LaQuinta Holdings and as an executive director of the board of Intercontinental Hotels Group. He holds a degree in Business Administration from the University of Minnesota.

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit BrightView Website and connect with us on Twitter, Facebook, and LinkedIn.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” Forward-looking statements are based on BrightView’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements can be found under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the SEC, as such risk factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website on www.sec.gov. Any forward-looking statement in this release speaks only as of the date of this release. BrightView undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts

Investors
Faten Freiha, Vice President of Investor Relations
(484) 567-7148
Faten.Freiha@brightview.com

Media
David Freireich, Vice President of Communications & Public Affairs
(484) 567-7244
David.Freireich@brightview.com